Exhibit 5.1

September 8 2014

Magnetek, Inc.
N49 W13650 Campbell Drive
Menomonee Falls, Wisconsin 53051

Ladies and Gentlemen:

I am delivering this opinion in my capacity as Vice President, General Counsel and Corporate Secretary of Magnetek, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of 250,000 shares (the “Shares”) of Common Stock, $.01 par value, of the Company, that were issued pursuant to a Contribution Agreement, dated September 5, 2014, by and between the Company and Evercore Trust Company, N.A. (the “Contribution Agreement”).

I have examined (i) the Registration Statement; (ii) the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws; (iii) the Contribution Agreement; (iv) certain resolutions of the Company’s Board of Directors; (v) certain corporate documents and records, certificates of public officials and certificates of officers of the Company; and (vi) such other proceedings, documents and records as I have deemed necessary or advisable for purposes of this opinion.  In all such investigations and examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the Delaware General Corporation Law as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein.  The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The foregoing opinions are given as of the date hereof, and I undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that I may become aware of after the date hereof.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Registration Statement.  In giving this consent, I do not admit that I am an expert within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Scott S. Cramer

Scott S. Cramer
Vice President, General Counsel and Corporate Secretary